WELLS FARGO BANK, NATIONAL ASSOCIATION
1525 West W.T. Harris Blvd
Charlotte, NC 28262

CONFIDENTIAL

September 12, 2021

Group 1 Automotive, Inc.
800 Gessner, Suite 500
Houston, TX 77024
Attention: Mr. Daniel McHenry

Re:    Project Rare Commitment Letter
$250.0 Million Senior Unsecured Credit Facility

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank” or the “Commitment Party”) that Group 1 Automotive, Inc. (the “Borrower” or “you”) seeks financing to (a) fund a portion of the purchase price for the proposed acquisition (the “Acquisition”) of certain assets (the “Acquired Assets”) from GPB Portfolio Automotive, LLC, Capstone Automotive Group, LLC, Capstone Automotive Group II, LLC, Automile Parent Holdings, LLC, Automile TY Holdings, LLC and Prime Real Estate Holdings, LLC (collectively, the “Seller”) pursuant to that certain Purchase Agreement by and among the Borrower and the Seller (the “Acquisition Agreement”), dated as of the date hereof and (b) pay fees, commissions and expenses in connection with the Transactions (as defined below), as more fully described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Term Sheet”). This Commitment Letter (as defined below) describes the general terms and conditions for a senior unsecured term loan facility of up to $250.0 million (the “Senior Credit Facility”).
    As used herein, the term “Transactions” means, collectively, the Acquisition, the borrowing under the Senior Credit Facility on the Closing Date and the payment of fees, commissions and expenses in connection with each of the foregoing. This letter, including the Term Sheet and the Conditions Annex attached hereto as Annex B (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”. The date on which the Senior Credit Facility is closed is referred to as the “Closing Date”.
1.Commitment. Upon the terms and subject to the conditions set forth in this Commitment Letter and in the Fee Letter (as defined below), Wells Fargo Bank is pleased to advise you of its commitment to provide to the Borrower 100% of the principal amount of the Senior Credit Facility (the “Commitment”).
2.Conditions to Commitment. The Commitment and the undertakings of the Commitment Party hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Term Sheet under the heading “Conditions to Closing and Initial Extensions of Credit” and in the Conditions Annex.
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Notwithstanding anything in this Commitment Letter, the Fee Letter or the Financing Documentation (as defined in the Term Sheet) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations and warranties relating to the Borrower and its subsidiaries and its businesses the accuracy of which shall be a condition to the availability of the Senior Credit Facility on the Closing Date shall be (i) such of the representations made by the Seller or its subsidiaries or affiliates with respect to the Acquired Assets in the Acquisition Agreement as are material to the interests of the Commitment Party (in their capacity as such) (the “Specified Acquisition Agreement Representations”), but only to the extent that you or your affiliates have the right to terminate your or their respective obligations under the Acquisition Agreement or otherwise decline to close the Acquisition as a result of a breach of any such Specified Acquisition Agreement Representations or any such Specified Acquisition Agreement Representations not being accurate (in each case, determined without regard to any notice requirement) and (ii) the Specified Representations (as defined below) and (b) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Senior Credit Facility on the Closing Date if the conditions set forth in or referred to in this Commitment Letter are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to corporate existence of the Credit Parties and good standing of the Credit Parties in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Credit Parties entering into and performance of the Financing Documentation; no conflicts with or consents under the Credit Parties’ organizational documents; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; use of proceeds; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; OFAC; and FCPA. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.
3.Information. You represent and warrant that (i) all written information and written data (other than the Projections, as defined below, other forward-looking information and information of a general economic or industry specific nature) concerning the Borrower and its subsidiaries, the Acquired Assets and the Transactions that has been or will be made available to the Commitment Party by you, Seller or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole, (x) is, and in the case of Information made available after the date hereof, will be, complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading, taken as a whole and (ii) all financial projections concerning the Borrower, and its subsidiaries and the Acquired Assets, taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Party by you, Seller or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you or Seller to be reasonable at the time made available to the Commitment Party, it being understood that such Projections are merely a prediction as to future events and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ significantly from the projected results and that such differences may be material. You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations are correct in all material respects under those circumstances. Solely as they relate to matters with respect to the Acquired Assets or any Information or Projections provided by the Seller, the foregoing representations and warranties are made to the best of your knowledge. The Commitment Party will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that the Commitment Party may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and the Commitment Party), and such affiliates may share with the Commitment Party, any information related to you, the Acquired Assets (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.
4.Expenses. You agree to reimburse the Commitment Party, from time to time on demand, for all reasonable and documented out-of-pocket costs and expenses of the Commitment Party, including, without limitation, reasonable and documented out-of-pocket legal fees and expenses, due diligence expenses and all printing, reproduction, document delivery, travel, CUSIP and communication costs, incurred in connection with the execution of the Senior Credit Facility and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and the Financing Documentation regardless of whether the Closing Date occurs.
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5.Fees. As consideration for the commitments and agreements of the Commitment Party hereunder, you agree to cause to be paid the nonrefundable fees described in the letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein.
6.Indemnification. You agree to indemnify and hold harmless the Commitment Party and each of its affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter and the Financing Documentation and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Senior Credit Facility, and will reimburse each Indemnified Party for all reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket attorneys’ fees, expenses and charges) on demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (i) such Indemnified Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, (ii) a claim brought by you against an Indemnified Party for material breach in bad faith of the funding obligations of such Indemnified Party under this Commitment Letter as determined by a court of competent jurisdiction in a final non-appealable judgment or (iii) any dispute solely among Indemnified Parties, other than any claims against the Commitment Party in its respective capacity or in fulfilling its role as administrative agent under the Senior Credit Facility, and other than any claims arising out of any act or omission on the part of you or your subsidiaries or affiliates. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s own gross negligence or willful misconduct or (ii) a claim brought by you against an Indemnified Party for material breach in bad faith of the funding obligations of such Indemnified Party under this Commitment Letter. No party hereto will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letter, the Financing Documentation or any other element of the Transactions. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent.
7.Confidentiality.
(a)This Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for (i) the disclosure of the Commitment Documents on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) the disclosure of the Commitment Documents as required by law or other compulsory process (in which case, you agree, to the extent permitted by law, to inform the Commitment Party promptly in advance thereof), (iii) the disclosure of the Commitment Documents on a confidential basis to the board of directors, officers and advisors of the Seller in connection with its consideration of the Acquisition, (provided that any information relating to pricing, fees and expenses has been redacted in a manner reasonably acceptable to the Commitment Party) and (iv) the disclosure of this Commitment Letter, but not the Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. In
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connection with any disclosure by you to any third party as set forth above (except as set forth in clause (ii) above), you shall notify such third party of the confidential nature of the Commitment Documents and agree to be responsible for any failure by any third party to whom you disclosed the Commitment Documents or any portion thereof to maintain the confidentiality of the Commitment Documents or any portion thereof.
(b)The Commitment Party shall use all confidential information provided to it by or on behalf of you or your affiliates in the course of the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat all such information as confidential; provided that nothing herein shall prevent the Commitment Party or its affiliates from disclosing any such information, (i) to any prospective lenders or prospective participants (provided that any such disclosure shall be made subject to the acknowledgment and acceptance by such prospective lender or prospective participant that such information is being disseminated on a confidential basis (and they shall agree to be bound to substantially the same terms as are set forth in this paragraph or as are otherwise reasonably acceptable to you and the Commitment Party in accordance with the customary market standard for dissemination of such type of information), (ii) pursuant to the order of any court or administrative agency or in any judicial or administrative proceeding or as otherwise required by law or compulsory legal process (in which case the Commitment Party shall use commercially reasonable efforts to promptly notify you, in advance, to the extent practicable and permitted by law), (iii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Party (in which case the Commitment Party shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicable and permitted by law), (iv) to our respective affiliates involved in the Transactions and their and their affiliates’ respective directors, officers, employees, accountants, attorneys, agents and other professional advisors (collectively, “Representatives”) on a need-to-know basis who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to the extent that such information is independently developed by the Commitment Party, so long as the Commitment Party has not otherwise breached its confidentiality obligations hereunder and has not developed such information based on information received from a third party that to its knowledge has breached confidentiality obligations owing to you, (vii) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Party in breach of this provision, (vi) to the extent that such information is received by the Commitment Party or an affiliate of the Commitment Party from a third party that is not to its knowledge subject to confidentiality obligations to you or your affiliates, (vii) for purposes of establishing a “due diligence” defense, (viii) in connection with the exercise of any remedies hereunder, any action or proceeding relating to the Commitment Documents or the enforcement of rights thereunder, or (ix) with your prior written consent. The provisions of this paragraph with respect to the Commitment Party and its affiliates shall automatically terminate on the earlier of (x) one year following the date of this Commitment Letter and (y) the execution of the definitive documentation for the Senior Credit Facility (in which case, the confidentiality provisions in the definitive documentation shall supersede the provisions of this paragraph). The terms of this paragraph shall supersede all prior confidentiality or non-disclosure agreements and understandings between you and the Commitment Party relating the Transactions.
8.PATRIOT Act Notification. The Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Commitment Party is required to obtain, verify and record information that identifies you and any additional Credit Parties, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Party to identify you and such other parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Party.
9.Other Services.
(a)Nothing contained herein shall limit or preclude the Commitment Party or any of its affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Seller or any of your or their respective affiliates, or any other party that may have interests different than or adverse to such parties.
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(b)You acknowledge that the Commitment Party and its affiliates (the term “Commitment Party” as used in this Section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Seller or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you the Seller or your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons.
(c)In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Senior Credit Facility and any related services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Party, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, the Commitment Party is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) neither the Commitment Party nor any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether the Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) and the Commitment Party does not have any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Party and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and the Commitment Party shall not have any obligation to disclose any of such interests, and (v) the Commitment Party has not provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Commitment Party or any of its affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.
10.Acceptance/Expiration of Commitments.
(a)This Commitment Letter and the Commitment of Wells Fargo Bank set forth herein shall automatically terminate at 5:00 p.m. (Eastern Time) on the date that is ten (10) business days following the date hereof (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Commitment Party by such time to the attention of Chad McNeill.
(b)In the event this Commitment Letter is accepted by you as provided above, the commitments and agreements of Wells Fargo Bank set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) consummation of the Acquisition (with or without the use of the Senior Credit Facility), (ii) termination of the Acquisition Agreement, (iii) the “Termination Date” (as defined in the Acquisition Agreement as in effect on the date hereof) and (iv) 5:00 p.m. (Eastern Time) on March 12, 2022, if the Closing Date shall not have occurred by such time.
11.Survival. The sections of this Commitment Documents relating to “Expenses”, “Indemnification”, “Confidentiality”, “Other Services”, “Survival”, “Governing Law” and “Miscellaneous” shall survive any termination or expiration of this Commitment Letter, the commitments of the Commitment Party set forth herein (regardless of whether definitive Financing Documentation is executed and delivered); provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to “Information”, “Confidentiality”, “Other Services”, “Survival” and “Governing Law”) shall be superseded by the provisions of the Financing Documentation upon the initial funding thereunder.
12.Governing Law. THE COMMITMENT DOCUMENTS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (X) WHETHER ANY SPECIFIED ACQUISITION AGREEMENT
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REPRESENTATIONS HAVE BEEN BREACHED AND WHETHER AS A RESULT OF ANY BREACH THEREOF YOU HAVE THE RIGHT TO TERMINATE YOUR OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR TO OTHERWISE DECLINE TO CLOSE THE ACQUISITION, (Y) WHETHER A “MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE CONDITIONS ANNEX) HAS OCCURRED, AND (Z) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF THE COMMITMENT DOCUMENTS OR THE PERFORMANCE OF SERVICES THEREUNDER. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or the Commitment Party will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or the Commitment Party.
13.Miscellaneous. This Commitment Letter and the Fee Letter embody the entire agreement and understanding among the Commitment Party and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by the Commitment Party to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter shall not be assignable by you without the prior written consent of the Commitment Party, and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Party, and shall remain in full force and effect and not be superseded by any other documentation unless such other documentation is signed by each of the parties hereto and expressly states that this Commitment Letter is superseded thereby. Unless otherwise agreed by you in writing, (i) in no event will the Commitment Party be relieved, released or novated from its obligations hereunder (including its obligation to fund the Senior Credit Facility on the Closing Date) in connection with any syndication, assignment or participation of the Senior Credit Facility until after the initial funding under the Senior Credit Facility on the Closing Date has occurred, (ii) no assignment or novation will become effective (as between you and us) with respect to all or any portion of our commitment hereunder until after the initial funding under the Senior Credit Facility on the Closing Date has occurred and (iii) we will retain exclusive control over all rights and obligations with respect to our commitment hereunder, including all rights with respect to consents, modifications, supplements, waivers and amendments of this Commitment Letter, until after the initial funding under the Senior Credit Facility on the Closing Date has occurred.
[Signature Pages Follow]
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    If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Commitment Party, together with executed counterparts of the Fee Letter, by no later than the Acceptance Deadline.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Chad McNeill
Name: Chad McNeill
Title:    Senior Vice President

Agreed to and accepted as of the date first
above written:

GROUP 1 AUTOMOTIVE, INC.

By: /s/ Daniel J. McHenry
Name: Daniel J. McHenry
Title:    Chief Financial Officer

ANNEX A

$250,000,000
SENIOR UNSECURED CREDIT FACILITY
SUMMARY OF PROPOSED TERMS AND CONDITIONS
Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached

Borrower:	Group 1 Automotive, Inc., a Delaware corporation (the “Borrower”).
Lender:	Wells Fargo Bank, National Association (the “Lender”).
Administrative Agent:	Wells Fargo Bank, National Association (in such capacity, the “Administrative Agent”).
Senior Credit Facility:	A senior unsecured term loan facility (the “Senior Credit Facility”) in an aggregate principal amount of up to $250.0 million.
Use of Proceeds:
The proceeds of the Senior Credit Facility will be used to finance (a) a portion of the purchase price for the Acquisition and (b) the payment of fees and expenses incurred in connection with the Acquisition and the Senior Credit Facility (collectively, the “Transactions”).

Closing Date:	The date on which the Senior Credit Facility is closed (the “Closing Date”).
Availability:	The Senior Credit Facility will be available only in a single draw in an amount elected by the Borrower, but in no event to exceed $250.0 million, on the Closing Date.

Annex A - Term Sheet

ANNEX A

Documentation:
The documentation for the Senior Credit Facility will include, among other items, a credit agreement and guarantees (collectively, the “Financing Documentation”), all consistent with this Term Sheet. The Financing Documentation will contain such other terms as are usual and customary for credit facilities for comparably rated companies in a similar industry, consistent with the operational requirements of the Borrower and its subsidiaries in light of their size, cash flow, industry business, business practices and operations; it being understood and agreed that the Financing Documentation will contain customary representations and warranties, affirmative covenants, negative covenants, events of default and financial definitions, with basket sizes, exceptions and other modifications as shall be determined by the Administrative Agent in light of prevailing market conditions on the Closing Date. The representations and warranties, covenants (affirmative, negative and financial) and events of default will be substantially the same as under that certain Eleventh Amended and Restated Revolving Credit Agreement effective as of June 27, 2019, among Group 1 Automotive, Inc., the subsidiary borrowers listed therein, the lenders listed therein, U.S. Bank National Association, as administrative agent and Comerica Bank, as floor plan agent (the “Existing Senior Secured Facility”). The provisions of this paragraph are referred to as the “Documentation Principles.”

Guarantors:
The obligations of the Borrower under the Senior Credit Facility will be unconditionally guaranteed, on a joint and several basis, by each entity required to be a Primary Obligor (as defined in the Existing Senior Secured Facility) (each a “Guarantor”; and such guarantee being referred to as a “Guarantee”); provided that Guarantees by foreign subsidiaries will be required only to the extent such Guarantees would not have material adverse tax consequences for the Borrower by constituting an investment of earnings in United States property under Section 956 (or a successor provision) of the Internal Revenue Code, triggering an increase in the gross income of the Borrower pursuant to Section 951 (or a successor provision) of the Internal Revenue Code without corresponding credits or other offsets); provided further that any first-tier foreign subsidiary that is disregarded for tax purposes shall not be deemed to be a foreign subsidiary. All Guarantees shall be guarantees of payment and not of collection. The Borrower and the Guarantors are herein referred to as the “Credit Parties”.

Security:	The Senior Credit Facility shall be unsecured; provided, however, that notwithstanding anything to the contrary herein, the Financing Documentation shall include a negative pledge covenant with respect to (i) all real property included in the Acquired Assets and (ii) certain additional unencumbered real property owned by the Credit Parties to be mutually agreed and specified in the Financing Document, with an aggregate total value (the determination of such value to be mutually agreed between Borrower and Administrative Agent) with respect to (i) and (ii) above in excess of 143% of the aggregate principal amount of the Senior Credit Facility provided on the Closing Date.

Annex A - Term Sheet

ANNEX A

Final Maturity:	The final maturity of the Senior Credit Facility will occur on the 364-day anniversary of the Closing Date (the “Maturity Date”).
Amortization:	The aggregate principal amount of the Senior Credit Facility will be due on the Maturity Date.
Interest Rates and Fees:	Interest rates and fees in connection with the Senior Credit Facility will be as specified in the Fee Letter and on Schedule I attached hereto.
Mandatory Prepayments:
Subject to the next paragraph, the Senior Credit Facility will be required to be prepaid:
(a)with 100% of the net cash proceeds of the issuance or incurrence of debt (other than any debt permitted to be issued or incurred pursuant to the terms of the Financing Documentation) by the Borrower or any of its subsidiaries; and
(b)in full upon the occurrence of a Change of Control (as defined in the Existing Senior Secured Facility) or a Change of Control (as defined in the Indenture, dated as of August 17, 2020, by and among Group 1 Automotive, Inc., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee).

Optional Prepayments:
Loans under the Senior Credit Facility may be prepaid at any time, in whole or in part, at the option of the Borrower, upon 3 days prior written notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty.

Conditions to Closing and Initial Extensions of Credit:	The making of the initial extensions of credit under the Senior Credit Facility will be subject solely to satisfaction of the conditions precedent set forth in the Conditions Annex.
Yield Protection and Increased Costs:
Customary for facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all request, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented), illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Annex A - Term Sheet

ANNEX A

Assignments and Participations:
(a)    Subject to the consents described below (which consents will not be unreasonably withheld or delayed), the Lender will be permitted to make assignments to Eligible Assignees in respect of the Senior Credit Facility in a minimum amount equal to $5 million in $1 million increments.

(b)    Consents: The consent of the Borrower (not to be unreasonably withheld, delayed, conditioned or denied) will be required for any assignment unless (i) an Event of Default has occurred and is continuing, or (ii) the assignment is to a lender, an affiliate of a lender or an Approved Fund (as such term shall be defined in the Financing Documentation); provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 business days after having received notice thereof. The consent of the Administrative Agent will be required for any assignment to an entity that is not an existing lender, an affiliate of an existing lender or an Approved Fund. Participations will be permitted without the consent of the Borrower or the Administrative Agent.

(c)    No Assignment or Participation to Certain Persons. No assignment or participation may be made to natural persons, the Borrower or any of its affiliates or subsidiaries.

Required Lenders:	On any date of determination, those lenders who collectively hold more than 50% of the outstanding loans under the Senior Credit Facility (the “Required Lenders”).

Annex A - Term Sheet

ANNEX A

Amendments and Waivers:
Amendments and waivers of the provisions of the Financing Documentation will require the approval of the Required Lenders, except that (a) the consent of all lenders directly adversely affected thereby will be required with respect to (i) increases in the commitment of such lenders, (ii) reductions of principal, interest, fees or other amounts, (iii) extensions of scheduled maturities or times for payment, (iv) reductions in the voting percentages and (v) any pro rata sharing provisions and (b) the consent of all lenders will be required with respect to releases of all or substantially all of the value of the Guarantees.

The Financing Documentation will contain “yank-a-bank” provisions as are usual and customary for financings of this kind.

Indemnification:
The Credit Parties will indemnify the Administrative Agent, each of the lenders and their respective affiliates, partners, directors, officers, agents and advisors (each, an “indemnified person”) and hold them harmless from and against all liabilities, damages, claims, costs and expenses (including reasonable fees, disbursements, settlement costs and other charges of counsel) relating to the Transactions or any transactions related thereto and the Borrower’s use of the loan proceeds or the commitments; provided that no indemnified person will have any right to indemnification for any of the foregoing to the extent resulting from (i) such indemnified party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, (ii) a claim brought by you against an indemnified party for material breach in bad faith of the funding obligations of such indemnified party as determined by a court of competent jurisdiction in a final non-appealable judgment or (iii) any dispute solely among indemnified parties, other than any claims arising out of any act or omission on the part of you or your subsidiaries or affiliates or any claims against the Administrative Agent in its capacity as such.

Annex A - Term Sheet

ANNEX A

Expenses:
The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented out-of-pocket fees and expenses of counsel) of the Administrative Agent (promptly following written demand therefor) associated with the preparation, negotiation, execution, delivery and administration of the Financing Documentation and any amendment or waiver with respect thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented out-of-pocket fees and expenses of counsel) of the Administrative Agent and each of the lenders promptly following written demand therefor in connection with the enforcement of the Financing Documentation or protection of rights thereunder.

Governing Law; Exclusive Jurisdiction and Forum:
The Financing Documentation will provide that each party thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent or any lender requires submission to any other jurisdiction in connection with the exercise of any rights with respect to the enforcement of any judgment).

Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Financing Documentation shall waive the right to trial by jury and the right to claim punitive or consequential damages.
Counsel for the Administrative Agent:	King & Spalding LLP.

Annex A - Term Sheet

SCHEDULE I

INTEREST AND FEES

Interest:
At the Borrower’s option, loans will bear interest based on the Base Rate or LIBOR, in each case, as described below:
A.    Base Rate Option
Interest will be at the Base Rate plus the applicable Interest Margin (as defined below). The “Base Rate” is defined as the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) daily LIBOR (as defined below) for a one month Interest Period (as defined below) plus 1%. Interest shall be payable quarterly in arrears on the last day of each calendar quarter and (i) with respect to Base Rate Loans based on the Federal Funds Rate and LIBOR, shall be calculated on the basis of the actual number of days elapsed in a year of 360 days and (ii) with respect to Base Rate Loans based on the prime commercial lending rate of the Administrative Agent, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days. Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”.
B.    LIBOR Option
Interest will be equal to the annual rate for Eurocurrency deposits for corresponding deposits of U.S. dollars for a one month interest period in effect from time to time as administered by ICE Benchmark Administration Limited (or any applicable successor quoting service) (“LIBOR”) plus the applicable Interest Margin (as described below). For the initial period commencing on the Closing Date and ending on the last calendar day of the month, LIBOR will be determined by the Administrative Agent as of the Closing Date, and for each successive one month period thereafter, LIBOR will be determined by the Administrative Agent as of the first day of such month and, other than in the case of LIBOR used in determining the Base Rate, will be fixed through such one month period. Interest will be paid on the last day of each month, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any), and in no event shall be less than 0.00%. Any loan bearing interest at LIBOR (other than a Base Rate Loan for which interest is determined by reference to LIBOR) is referred to herein as a “LIBOR Rate Loan”.
The Financing Documentation will contain LIBOR replacement provisions based on the “ARRC” hardwired approach. To the extent that the Closing Date may occur after September 30, 2021, the interest rate provisions in the Financing Documentation may transition (in the Administrative Agent’s discretion) from LIBOR to a SOFR-based rate plus a margin for adjustment in accordance with ARRC recommendation.

Schedule I to Annex A - Interest and Fees
1

    SCHEDULE I

Default Interest:
(a) Automatically upon the occurrence and during the continuance of any payment event of default or upon a bankruptcy event of default of the Borrower or any other Credit Party or (b) at the election of the Required Lenders (or the Administrative Agent at the direction of Required Lenders), upon the occurrence and during the continuance of any other event of default, all outstanding principal, fees and other obligations under the Senior Credit Facility shall bear interest at a rate per annum of 2% in excess of the rate then applicable to such loan (including the applicable Interest Margin), fee or other obligation and shall be payable on demand of the Administrative Agent.

Interest Margins:
The applicable interest margins (the “Interest Margins”) will be, (a) initially, for the first six (6) months following the Closing Date, 2.50% for LIBOR Rate Loans and 1.50% for Base Rate Loans, and (b) thereafter, 4.00% for LIBOR Rate Loans and 3.00% for Base Rate Loans.

Other Fees:	The Administrative Agent will receive such other fees as will have been agreed in a fee letter among them and the Borrower.

Schedule I to Annex A - Interest and Fees
2

    ANNEX B

$250,000,000
SENIOR UNSECURED CREDIT FACILITY
CONDITIONS ANNEX
Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached or in Annex A to the Commitment Letter
    Closing and the making of the initial extensions of credit under the Senior Credit Facility will be subject to the satisfaction of the following conditions precedent:
1.The Financing Documentation, which shall be consistent, in each case, with the Commitment Documents, will have been executed and delivered by the Borrower and the Guarantors to the Commitment Party and the Administrative Agent and the Administrative Agent shall have received customary legal opinions, which shall expressly permit reliance by the successors and permitted assigns of each of the Administrative Agent and the Lender, evidence of authorization, organizational documents, customary insurance certificates, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Credit Party) and customary closing certificate.
2.All governmental consents necessary for the consummation of the Senior Credit Facility, other than any consent the failure to obtain could not reasonably be expected to have a Material Adverse Effect (as defined in the Existing Senior Secured Facility), and all equity holder and board of directors (or comparable entity management body) authorizations required by the terms of the organizational documents of the Borrower and the Guarantors shall have been obtained and shall be in full force and effect.
3.Since the date of the Acquisition Agreement, there shall not have occurred any Material Adverse Effect. “Material Adverse Effect” means “Material Adverse Effect” (as defined as in the Acquisition Agreement as in effect on the date hereof).
4.The Commitment Party will have received a true and correct fully executed copy of the Acquisition Agreement and all exhibits and schedules thereto. The Acquisition and the other Transactions shall be consummated substantially concurrently with the initial funding of the Senior Credit Facility in accordance with applicable law and on the terms described in the Term Sheet and in the Acquisition Agreement without giving effect to any waiver, modification or consent thereunder that is materially adverse to the interests of the Lender (as reasonably determined by the Commitment Party) unless such waiver, modification or consent has been consented to by the Commitment Party, it being understood that, without limitation, any increase in the amount of the purchase price by more than $70 million than the “Closing Purchase Price” (as defined as in the Acquisition Agreement on the date hereof), the third party beneficiary rights applicable to the Commitment Party and the Lender or the governing law shall be deemed to be materially adverse to the interests of the Lender unless approved by the Commitment Party.
5.The Commitment Party shall have received:
(a)with respect to the Seller and its subsidiaries, the following financial statements (in each case, along with the notes and schedules thereto): (i) the audited consolidated balance sheets of GPB Prime Holdings, LLC and its subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of income, statements of members’ capital and statements of cash flows of GPB Prime Holdings, LLC and its subsidiaries for the years ended December 31, 2020 and December 31, 2019; (ii) the unaudited consolidated balance sheet of GPB Prime Holdings, LLC and its subsidiaries as of July 31, 2021, and the related unaudited consolidated statement of operations, unaudited consolidated statement of members’ equity and unaudited consolidated statement of cash flows for period ended July 31, 2021; (iii) the audited combined balance sheet of the New York Metro Dealerships as of December 31, 2020, and related audited combined statements of income, statements of members’ equity and statements of cash flows of the New York Metro Dealerships for the year ended December 31, 2020; and (iv) the unaudited combined balance sheet of the New York Metro Real Estate & Dealerships as of July 31, 2021, and related unaudited combined statement of operations of the New York Metro Real Estate & Dealerships for period ended July 31, 2021;

Annex B – Conditions Annex
1

    ANNEX B

(b)pro forma financial statements and information consistent with those required to be filed with the SEC for an acquisition that exceeds 20% on the investment test under Regulation S-X; and
(c)a certificate from the chief financial officer of the Borrower (in form and substance reasonably satisfactory to the Administrative Agent and the Commitment Party) certifying that after giving pro forma effect to each element of the Transactions the Borrower and its subsidiaries, taken as a whole, are solvent.
6.The Commitment Party shall have received, at least eight (8) business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested by the Administrative Agent or Lender in writing at least ten (10) business days prior to the Closing Date.
7.All fees and expenses due to the Commitment Party, the Administrative Agent and the Lender required to be paid on the Closing Date (including the fees and expenses of counsel for the Commitment Party and the Administrative Agent) will have been paid.
8.The Specified Acquisition Agreement Representations will be true and correct to the extent required by the Limited Conditionality Provision and the Specified Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects).

Annex B – Conditions Annex
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